UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 19, 2005

                                    Digicorp
             (Exact name of registrant as specified in its charter)

          Utah                    000-33067                     87-0398271
(State or Other Jurisdiction    (Commission File               (I.R.S. Employer
    of Incorporation)              Number)                Identification Number)

              100 Wilshire Blvd., Ste. 1500, Santa Monica, CA 90401
               (Address of principal executive offices) (zip code)

                                 (310) 752-1477
              (Registrant's telephone number, including area code)

                                   Copies to:
                               Marc J. Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.

      On September 19, 2005, Digicorp (the "Company") entered into an asset purchase agreement with Philip Gatch, the Company's Chief Technology Officer, and thereby completed the purchase of certain assets from Mr. Gatch consisting of the iCodemedia suite of websites and internet properties and all related intellectual property (the "iCodemedia Assets"). The iCodemedia suite of websites consists of the websites www.icodemedia.com, www.iplaylist.com, www.tunecast.com, www.tunebucks.com, www.podpresskit.com and www.tunespromo.com. The Company plans to use these websites to provide a suite of applications and services to enable content creators to publish and deliver content to existing and next generation devices such as the Apple iPod and the Sony PSP. The iCodemedia Assets are presently under development and constitute nominal assets of the Company. As consideration for the iCodemedia Assets, the Company issued Mr. Gatch 1,000,000 shares of the Company's common stock. The number of shares issued for the iCodemedia Assets was negotiated between the Company and Mr. Gatch and approved by the Company's Board of Directors. In determining the number of shares issued for the iCodemedia Assets, the Company's Board considered the percentage of outstanding shares that the number represents and the potential significance of the iCodemedia Assets to the Company's future operations. The issuance of shares of common stock to Mr. Gatch was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

      On September 20, 2005, the Company entered into an employment agreement with Mr. Gatch documenting the terms of his employment as the Company's Chief Technology Officer. The term of the employment continues for 36 months from September 20, 2005 and automatically renews for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term. Mr. Gatch's base compensation under the agreement is $95,000 in cash per year and $45,000 in a restricted stock grants each year. Prior to signing the employment agreement, the Company granted Mr. Gatch options entitling him to purchase 250,000 shares of the Company's common stock vesting annually over three years with a strike price of $0.25 per share, which stock options are reflected in the employment agreement. Mr. Gatch is also eligible to receive an annual bonus determined by the Company's chief executive officer based on the performance of the Company. In addition, Mr. Gatch was granted rights for three years to (a) veto a chief executive officer candidate as a replacement to Milton "Todd" Ault, III, and (b) veto a decision to sell the Company or any of its core assets or technologies related to the iCodemedia Assets in the event the Company sells for less than $50,000,000. If Mr. Gatch's employment is terminated for any reason, the veto rights will be forfeited. The agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. If Mr. Gatch voluntarily terminates the agreement or if the Company terminates the agreement for cause, Mr. Gatch will not be entitled to any compensation for the period between the effective termination date and the end of the employment term and all unvested restricted stock and stock options will be forfeited. If the Company voluntarily terminates the agreement without cause, the Company must pay Mr. Gatch a cash sum equal to (a) all accrued base salary through the date of termination plus all accrued vacation pay and cash bonuses, if any, plus (b) as severance compensation, 500,000 unrestricted shares of common stock and $250,000 cash. In the event of a merger, consolidation, sale, or change of control, the surviving or resulting company is required to honor the terms of the agreement with Mr. Gatch.

Item 2.01 Completion of Acquisition or Disposition of Assets.

      See Item 1.01

Item 3.02 Unregistered Sales of Equity Securities.

      See Item 1.01.

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

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number
                                                                Description
--------------------------------------------------------------------------------
10.1 Asset Purchase Agreement made as of September 19, 2005 by and among Digicorp and Philip Gatch
10.2 Employment Agreement effective as of September 20, 2005 by and between Digicorp and Philip Gatch

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Digicorp

Dated: September 22, 2005                      By:/s/ Milton Ault
                                                  ------------------------------
                                                  Name: Milton "Todd" Ault, III
                                                  Title: Chief Executive Officer